====================================================================== Triumph Group, Inc. Executive General Severance Plan (Effective February 19, 2019) ======================================================================

Table of Contents

Article 1.	**Establishment and Term of the Plan**	**1**
1.1	Establishment of the Plan	1
1.2	Initial Term	1
1.3	Successive Periods	1
Article 2.	**Definitions**	**1**
Article 3.	**Severance Benefits**	**4**
3.1	Right to Severance Benefits	4
3.2	Description of Severance Benefits	5
3.3	Coordination with Release and Delay Required by Code Section 409A	7
3.4	Retirement Plans	7
3.5	Deductions from Severance Benefits	8
3.6	Timing and Method of Payment	8
Article 4.	**Sale of Business Unit**	**9**
Article 5.	**Covenants and Agreements**	**9**
5.1	Covenants	9
5.2	Assistance with Claims	9
Article 6.	**Legal Fees and Notice**	**9**
6.1	Payment of Legal Fees	9
6.2	Notice	9
Article 7.	**Successors and Assignment**	**10**
7.1	Successors to the Company	10
7.2	Assignment by the Executive	10
Article 8.	**Plan Administration**	**10**
8.1	Plan Administrator	10
8.2	Records, Reporting and Disclosure	10
8.3	Discretion	11
Article 9.	**Claims**	**11**
Article 10.	**Miscellaneous**	**12**
10.1	Indemnification	12
10.2	Employment Status	12
10.3	Code Section 409A	12
10.4	Entire Plan	13

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10.5 Severability ............................................................................................................13 10.6 Tax Withholding ....................................................................................................13 10.7 Beneficiaries ..........................................................................................................13 10.8 Payment Obligation Absolute ................................................................................13 10.9 Contractual Rights to Benefits ...............................................................................13 10.10 Modification ...........................................................................................................14 10.11 Gender and Number ...............................................................................................14 10.12 Controlling Law .....................................................................................................14 -ii-

TRIUMPH GROUP, INC. EXECUTIVE GENERAL SEVERANCE PLAN Article 1. Establishment and Term of the Plan 1.1 Establishment of the Plan. Triumph Group, Inc. (the “Company”) hereby adopts this plan known as the “Triumph Group, Inc. Executive General Severance Plan” (the “Plan”). The Plan provides Severance Benefits (as defined below) to designated executive employees of the Company or its Subsidiaries or Affiliates (each an “Executive” and collectively the “Executives”) upon certain terminations of employment from the Employer (as defined below). The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at 29 CFR § 2510.3-2(b). In the event that the Plan does not meet the requirements of a “severance pay plan” as described above, then the Plan is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No employee contributions are required or permitted. 1.2 Initial Term. This Plan commenced on February 19, 2019 (the “Effective Date”) and shall continue for a period of three (3) years (the “Initial Term”). 1.3 Successive Periods. The term of this Plan shall automatically be extended for one (1) additional year at the end of the Initial Term, and then again after each successive one (1) year period thereafter (each such one (1) year period following the Initial Term is referred to as a “Successive Period”). However, the Plan Administrator may terminate this Plan at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving the Executives written notice of intent to terminate the Plan, delivered at least six (6) months prior to the end of such Initial Term or Successive Period (such date, the “Notice Deadline”). If such notice is properly delivered by the Company, this Plan shall automatically expire at the end of the Initial Term or Successive Period then in progress. Article 2. Definitions Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized. (a) “Affiliate” means any entity that is, directly or indirectly, controlled by, under common control with or controlling the Company or any entity in which the Company has a significant ownership interest as determined by the Committee. (b) “Band 5 Executives” means those employees of an Employer designated as Band 5 in the Employer’s human resources information system. 1

(c) “Band 6 Executives” means those employees of an Employer designated as an Executive Vice President and each such other employee designated as Band 6 in the Employer’s human resources information system. (d) “Base Salary” means the Executive’s annual rate of salary, whether or not deferred, at the Effective Date of Termination. (e) “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 10.7. (f) “Board” means the Board of Directors of the Company. (g) “Cause” has the meaning set forth in the applicable Executive’s employment or similar agreement with the Employer or, if no such agreement is in effect, means (i) the failure by the Executive (other than any such failure resulting from (A) the Executive’s incapacity due to physical or mental illness or (B) any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason) to perform substantially the duties and responsibilities of the Executive’s position with the Employer; provided, however, that a termination of employment shall not be deemed to be for Cause under this clause (i) unless (I) the Employer has delivered to the Executive written notice specifically identifying the manner in which the Executive has not substantially performed such duties or responsibilities and states an intent to terminate the Executive’s employment for Cause within ninety (90) days of the latest such underlying action (or failure to act), (II) the Executive fails to cure such Cause event or events within thirty (30) days after his or her receipt of such written notice and (III) the Employer delivers to the Executive a notice of termination of employment for Cause within thirty (30) days after the expiration of the 30-day cure period; (ii) the conviction of the Executive by a court of competent jurisdiction or a plea of nolo contendere for felony criminal conduct or a crime involving moral turpitude; or (iii) the engaging by the Executive in fraud or dishonesty which is injurious to the Company or its reputation, monetarily or otherwise. It is expressly understood that the Executive’s attention to matters not directly related to the business of the Employer shall not provide a basis for termination for Cause so long as the Board has approved the Executive’s engagement in such activities. (h) “CEO” means the Chief Executive Officer of the Company. (i) “Change-in-Control Severance Plan” means the Company’s Executive Change in Control Severance Plan, effective as of February 19, 2019, as may be amended and restated from time to time. (j) “Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto, and the regulations thereunder. (k) “Company” means Triumph Group, Inc., a Delaware corporation, or any successor thereto as provided in Section 7.1. The term “Company” shall include a subsidiary or affiliate of Triumph Group, Inc., including a Subsidiary or Affiliate of 2

Triumph Group, Inc. by merger, consolidation or liquidation or purchase of assets or stock or similar transaction. (l) “Delay Period” shall have the meaning set forth in Section 3.3(b). (m) “Disability” means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. Whether an Executive has a Disability shall be determined by the Plan Administrator. The Plan Administrator may rely on any determination that an Executive is disabled for purposes of benefits under any long-term disability plan maintained by the Employer in which an Executive participates. (n) “Effective Date” has the meaning set forth in Section 1.2. (o) “Effective Date of Termination” means the date on which a Qualifying Termination occurs, as defined hereunder, which triggers the payment of Severance Benefits hereunder. (p) “Employer” means the Company or any Subsidiary or Affiliate, as applicable. (q) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder. (r) “Exchange Act” means the Securities Exchange Act of 1934, as amended. (s) “Executive” has the meaning set forth in Section 1.1. (t) “Good Reason” means the Executive’s resignation if, without the Executive’s consent there is a relocation of the Executive’s principal place of employment to anywhere other than within 35 miles of the principal office where the Executive is then-located; provided, however, that the Executive’s termination of employment shall not be deemed to be for Good Reason unless (i) the Executive has delivered to the Employer written notice of intent to terminate for Good Reason within ninety (90) days of such occurrence, (ii) the Employer fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice and (iii) the Executive delivers to the Employer a notice of termination of employment for Good Reason within thirty (30) days after the expiration of the 30-day cure period. (u) “Initial Term” has the meaning set forth in Section 1.2. (v) “Notice of Termination” means a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. 3

(w) “Plan” shall have the meaning set forth in Section 1.1. (x) “Plan Administrator” means the Triumph Group, Inc. Administrative Committee as delegated by the Board to administer the terms of this Plan. In the event any member of the Administrative Committee is entitled to Severance Benefits under this Plan, or makes a claim for benefits under this Plan, the remaining members of the Administrative Committee shall act of the Plan Administrator for purposes of administering the terms of the Plan with respect to such Executive. The Plan Administrator may delegate all or any portions of its authority under the Plan to any other Person(s). (y) “Proceeding” has the meaning set forth in Section 5.2(a). (z) “Qualifying Termination” means: (i) a termination of the Executive’s employment for Good Reason pursuant to a Notice of Termination delivered to the Employer by the Executive; or (ii) a termination of the Executive’s employment by the Employer for reasons other than Cause, death, or Disability pursuant to a Notice of Termination delivered to the Executive by the Employer. (aa) “Release Effective Date” shall have the meaning set forth in Section 3.1(c). (bb) “Severance Benefits” means the Severance Benefits as provided in Article 3. (cc) “Severance Period” has the meaning set forth in Section 3.4. (dd) “Specified Employee” means any Executive described in Code Section 409A(a)(2)(B)(i). (ee) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain. (ff) “Successive Period” has the meaning set forth in Section 1.3. Article 3. Severance Benefits 3.1 Right to Severance Benefits. (a) Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 3.2 and summarized on Exhibit A attached hereto, if the Executive is the CEO, a Band 6 Executive or a Band 5 Executive and a Qualifying Termination of the Executive’s employment has occurred. 4

(b) No Severance Benefits. The Executive shall not be entitled to receive Severance Benefits if the Executive’s employment with the Employer ends for reasons other than a Qualifying Termination. (c) General Release. As a condition to receiving Severance Benefits, the Executive shall be obligated to execute a separation and release agreement in favor of the Company, its current and former Subsidiaries, Affiliates and stockholders, and the current and former directors, officers, employees, and agents of the Company and such Subsidiaries and Affiliates in a form satisfactory to the Company, and any revocation period for such release must have expired, in each case within sixty (60) days of the date of termination. The date upon which the executed release is no longer subject to revocation shall be referred to herein as the “Release Effective Date”. Any payments under Section 3.2 shall commence only after the Release Effective Date, and in the manner provided in Section 3.3 and Section 3.6. (d) No Duplication of Severance Benefits. Notwithstanding anything to the contrary in this Plan, an Executive who receives Severance Benefits under this Plan shall not be entitled to receive severance benefits under any other plan or agreement of the Company or any of its Subsidiaries or Affiliates (excluding the Change-in-Control Severance Plan). If an Executive becomes entitled to Severance Benefits under this Plan while receiving severance benefits under any other plan or agreement of the Company or any of its Subsidiaries or Affiliates, then the severance benefits under such other plan or agreement will cease and the Severance Benefits due to the Executive under this Plan will be reduced by such other severance benefits previously paid to the Executive. 3.2 Description of Severance Benefits. In the event the Executive becomes entitled to receive Severance Benefits as provided in Section 3.1, the Company shall provide the Executive with the following: (a) an amount equal to the Executive’s unpaid Base Salary and unreimbursed business expenses, which amounts shall be paid promptly after the Effective Date of Termination whether or not the Executive executes a release required by Section 3.1(c), and, subject to Section 3.1(d), vested amounts owed to the Executive under any other plan or agreement of the Company, which will be payable in accordance with the terms of such plan or agreement; (b) an amount equal to: (i) for the CEO, two (2) times the sum of the following: (A) the CEO’s Base Salary and (B) the CEO’s target bonus opportunity in the fiscal year in which a Qualifying Termination occurs; (ii) for Band 6 Executives, one (1) times the sum of the following: (A) the Executive’s Base Salary and (B) the Executive’s target bonus opportunity in the fiscal year in which a Qualifying Termination occurs; and 5

(iii) for Band 5 Executives, seventy-five one-hundredths (0.75) of the Executive’s Base Salary; (c) an amount equal to the Executive’s annual target bonus opportunity in the fiscal year in which a Qualifying Termination occurs, pro-rated for the portion of the fiscal year elapsing prior to the Qualifying Termination, less any bonus paid to the Executive with respect to the same fiscal year under the Company’s Executive Cash Incentive Compensation Plan, effective April 1, 2018, or any successor plan; (d) acceleration and vesting, or lapse of forfeiture restrictions, as applicable, of all unvested equity or equity-based awards or equity or equity-based awards subject to forfeiture restrictions made to the Executive, whether annual awards, special, one-time or inducement awards: (i) for the CEO to the extent such awards were scheduled to vest in the eighteen (18) months immediately following the CEO’s Effective Date of Termination; (ii) for Band 6 Executives to the extent such awards were scheduled to vest in the twelve (12) months immediately following the Effective Date of Termination; and (iii) for Band 5 Executives, to the extent such awards were scheduled to vest in the six (6) months immediately following the Effective Date of Termination; provided, however, for all Executives, any performance-based awards shall vest pro-rated at target based on the service completed during the applicable performance period; (e) payment on the Executive’s behalf of all of the Executive’s cost to participate in COBRA medical and dental continuation coverage for: (i) for the CEO, eighteen (18) months following the CEO’s Effective Date of Termination; (ii) for Band 6 Executives, twelve (12) months following the Executive’s Effective Date of Termination; and (iii) for Band 5 Executives, six (6) months following the Executive’s Effective Date of Termination; provided that notwithstanding the above, if such payments would result in discrimination under any tax law, then the Company shall pay such monthly premiums as additional taxable compensation to the Executive, and these medical benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive is eligible to receive substantially similar benefits coverage (disregarding the cost of such coverage) from a subsequent employer, as 6 determined solely by the Plan Administrator in good faith. For purposes of enforcing this offset provision, the Executive shall have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to be provided, to the Company in writing correct, complete, and timely information concerning the same; and (f) outplacement services through an outplacement services provider contracted with the Company or any Subsidiary from time to time, commencing on the Release Effective Date and lasting through the period of time specified in Section 3.2(e), as applicable to the Executive. 3.3 Coordination with Release and Delay Required by Code Section 409A. (a) To the maximum extent possible, all amounts payable hereunder are intended to be exempt from the requirements of Code Section 409A and this Plan shall be construed and administered in accordance with such intention. To the extent any continuing benefit (or reimbursement thereof) to be provided is not “deferred compensation” for purposes of Code Section 409A, then such benefit shall commence or be made immediately after the Release Effective Date (if applicable). To the extent any continuing benefit (or reimbursement thereof) to be provided is “deferred compensation” for purposes of Code Section 409A, then to the extent necessary to prevent the imposition of taxes or penalties under Code Section 409A such benefits shall be reimbursed or commence upon the earliest later date as may be required in order to comply with the requirements of Code Section 409A. The delayed benefits shall in any event expire at the time such benefits would have expired had the benefits commenced immediately upon Executive’s termination of employment. (b) Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a Specified Employee, then, once the release required by Section 3.1(c) is executed and delivered and no longer subject to revocation, any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3.3(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and any remaining payments due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. 3.4 Retirement Plans. The provisions of any applicable qualified and/or non- qualified defined contribution or defined benefit plan maintained by the Company or the Employer pursuant to which an Executive is eligible to participate, shall control with respect to 7 any recognition of service during any period in which the Executive is receiving Severance Benefits (the “Severance Period”) and the eligibility for benefits before, during and after the Severance Period. 3.5 Deductions from Severance Benefits. The Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company or an Employer by the Executive or the value of Company property that the Executive has retained in Executive’s possession, e.g., if an Executive (a) retained a company laptop or other property, or (b) used Executive’s corporate card for unauthorized personal purchases. To the extent applicable, any such deduction from Severance Benefits shall be made in compliance with Code Section 409A. To the maximum extent allowed by applicable law, through execution of a separation and release agreement required by Section 3.1(c) (which is a pre-condition to receipt of severance benefits hereunder), an Executive shall consent to, and otherwise authorize, such deductions in writing. 3.6 Timing and Method of Payment. Subject to Section 10.3: (a) Severance Benefits. The Severance Benefits set forth in Section 3.2(b) shall be paid periodically, in prorated installments on a bi-weekly basis in accordance with the Company’s or Employer’s normal payroll cycle, less withholding for all applicable Federal, state and local taxes and other applicable withholdings and deductions, over the Executive’s Severance Period; provided, however, that the first installment (including any retroactive installments) shall begin no later than sixty (60) days after the Executive’s Termination Date. The Severance Benefits set forth in Section 3.2(c) and Section 3.2(d) shall be paid in a lump sum, less withholding for all applicable Federal, state and local taxes and other applicable withholdings and deductions, no later than sixty (60) days after the Executive’s Termination Date (provided that, with respect to Section 3.2(d), to the extent necessary to prevent the imposition of taxes or penalties under Code Section 409A, such Severance Benefits shall be paid on the date(s) the awards would have been paid absent the Qualifying Termination). Severance Benefits set forth in Section 3.2(e) and Section 3.2(f) shall be paid in accordance with the Company’s standard policies and practices. Except with respect to Section 3.2(a), the Severance Benefits are subject to the Executive’s execution of a Release and, if applicable, the expiration of any revocation period for such Release within such 60-day period. (b) General Rules. In the event of an Executive’s death after Executive becomes entitled to Severance Benefits under the Plan, but prior to full payment of all Severance Benefits due to such Executive, any remaining Severance Benefits due to the Executive under Section 3.2 shall be paid to the Executive’s estate in a lump sum payment within ninety (90) days following the Executive’s death (provided that the Company or applicable Company Subsidiary has received notification of such death no later than sixty (60) days following such death). Interest will not be credited on any unpaid Severance Benefit due to an Executive. Payment(s) shall be made by direct deposit or by mailing to the last address 8 provided by the Executive to the Company or Employer or such other reasonable method as determined by the Plan Administrator. Article 4. Sale of Business Unit An Executive shall not be deemed to have terminated employment hereunder merely because the Company sells the division, subsidiary or other business unit by which the Executive is employed if the purchaser assumes the Plan with respect to such Executive. Article 5. Covenants and Agreements 5.1 Covenants. This Plan shall have no effect on the validity or enforceability by the Company or its Subsidiaries or Affiliates of any and all confidentiality, assignment of inventions, non-solicitation, non-competition, non-disparagement and cooperation covenants of the Executive made under any other plan, agreement or other instruments between the Executive and the Company or one of its Subsidiaries or Affiliates. Any such covenants shall remain in full force and effect for the time period(s) set forth in such other plan, agreement or instrument, or if no time period is so set forth, perpetually. 5.2 Assistance with Claims. (a) Each Executive agrees, that, during and after the Executive’s employment by the Company or Employer, the Executive shall assist the Company, on a reasonable basis, in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”) and shall assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to the Executive’s services. (b) Each Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. (c) Each Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or private) of the Company or its Subsidiaries (or its actions), regardless of whether a lawsuit has then been filed against the Company or its Subsidiaries with respect to such investigation. Article 6. Legal Fees and Notice 6.1 Payment of Legal Fees. In the event of a dispute arising under the Plan, each party shall bear their own costs such as the costs of litigation and attorneys’ fees. 6.2 Notice. Any notices, requests, demands, or other communications provided for by this Plan shall be sufficient if in writing and if sent by registered or certified mail to the 9

Executive at the last address Executive has filed in writing with the Company or Employer or, in the case of the Company, at the address set forth in Section 8.1. Article 7. Successors and Assignment 7.1 Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The terms of this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” or the “Employer” for purposes of this Plan. 7.2 Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If an Executive dies while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive’s Beneficiary. If an Executive has not named a Beneficiary, then such amounts shall be paid to the Executive in accordance with the Company’s regular payroll practices or to the Executive’s estate, as applicable. Article 8. Plan Administration 8.1 Plan Administrator. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein. The Plan Administrator can be contacted at the following address: c/o Triumph Group, Inc. 899 Cassatt Road, Suite 210 Berwyn, PA 19312 Attn: Senior Vice President, Human Resources 8.2 Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Executives and former Executives and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Company and to each Executive for examination during business hours except that an Executive shall examine only such records as pertain exclusively to the examining Executive and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable). 10

8.3 Discretion. Any decisions, actions or interpretations to be made under the Plan by the Plan Administrator shall be made in its sole and absolute discretion, subject to the terms of the Plan and applicable law, and need not be uniformly applied and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties, with respect to denied claims for Severance Benefits. Not in limitation, but in amplification of the foregoing and of the authority conferred upon the Plan Administrator, the Company specifically intends that the Plan Administrator and its duly authorized delegates have the greatest permissible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation, and benefits. The decisions by the Plan Administrator or any delegates shall be conclusive and binding, and any interpretation, determination, or other action by them is intended to be subject to the most deferential standard of review. Such standard of review is not to be affected by any real or alleged conflict of interest on the part of the Plan Administrator or its delegates. In addition to the duties and powers described hereunder and elsewhere in this Plan, the Plan Administrator or its delegate is specifically given the discretionary authority and such powers as are necessary for the proper administration of the Plan, including, but not limited to, the following: (i) to resolve ambiguities or inconsistencies; (ii) to supply omissions and the like; (iii) to make determinations, grants, or denials of the amount, manner, and time of payment of any Severance Benefits under the terms of the Plan; (iv) to authorize its agents or delegates to execute or deliver any instrument or make payments on the Plan Administrator’s behalf or with respect to the Plan; (v) to select and retain counsel, service providers and vendors, employ agents, and provide for such clerical, accounting, actuarial, legal, consulting and/or claims processing services as it deems necessary or desirable to assist the Plan Administrator in the administration of the Plan; (vi) to prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, summary plan descriptions and other information explaining the Plan; (vii) to furnish the Company, upon request, such annual reports with respect to the administration of the Plan as the Plan Administrator deems reasonable and appropriate; (viii) to receive, review and keep on file, as the Plan Administrator deems necessary or appropriate, reports of Plan payments and reports of disbursements for expenses; and (ix) in general to decide and/or settle questions and disputes, and all such authorizations, interpretations, determinations, decisions and settlements shall be final and binding for purposes of the Plan. Article 9. Claims If an Executive believes that Executive is entitled to severance benefits under the Plan which are not being paid, the Executive may submit a written claim for payment to the Plan Administrator. The Executive must make an initial claim within sixty (60) days of termination of employment in order to be eligible for benefits. Any claim for benefits must be in writing, addressed to the Plan Administrator and must be sufficient to notify the Plan Administrator of the benefit being claimed. If the claim is denied, the Plan Administrator shall, within a reasonable period of time, provide the Executive with a written notice of denial. The notice will include the specific reasons for denial, the provisions of the Plan on which the denial is based, and the procedure for a review of the denied claim. Where appropriate, it will also include a description of any additional material or information necessary to complete or perfect the claim and an explanation of why that material or information is necessary. The Executive may request in writing a review of a claim denied by the Plan Administrator and may review pertinent documents and submit issues and comments in writing to the Plan Administrator. The Plan Administrator shall provide the Executive with a written decision upon such request for review 11 of a denied claim. The decision of the Plan Administrator upon such review shall be final; provided, however, the Executive shall have the right to pursue adjudication of a claim in a court of competent jurisdiction once this appeal process is complete. Article 10. Miscellaneous 10.1 Indemnification. To the maximum extent permitted by law, all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct. 10.2 Employment Status. Except as may be provided under any other agreement between the Executive and the Company or Employer, the employment of any Executive by the Company or Employer is “at will” and may be terminated by either the Executive or the Company or Employer at any time, subject to applicable law. 10.3 Code Section 409A. Notwithstanding anything herein to the contrary, if and only to the extent necessary to prevent the imposition of taxes or penalties under Code Section 409A: (a) All expenses or other reimbursements or in-kind benefits under this Plan shall be paid or provided on or prior to the last day of the taxable year following the taxable year in which such expenses or in-kind benefits were incurred by the Executive, and no such reimbursement or in-kind benefits in any taxable year shall in any way affect the reimbursement or in-kind benefits in any other taxable year or subject to exchange for cash or other taxable amount. (b) The Executive’s right to receive any installment payment pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. (c) Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. (d) A Qualifying Termination shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a Qualifying Termination unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “Qualifying Termination,” “termination of employment” or like terms shall mean “separation from service.” (e) No payment will be subject to offset unless otherwise permitted by Code Section 409A. 12

(f) Notwithstanding any provisions in this Plan to the contrary, whenever a payment under this Plan may be made upon the Release Effective Date, and the period in which the Executive could execute the release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the latter calendar year. 10.4 Entire Plan. This Plan supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Without limiting the generality of the foregoing sentence, this Plan completely supersedes any and all severance benefits under any prior employment agreements entered into by and between the Company or Employer and the Executive, and all amendments thereto, in their entirety. Notwithstanding the foregoing, if the Executive has entered into any agreements or commitments with the Company with regard to Confidential Information, noncompetition, nonsolicitation, or nondisparagement, such agreements or commitments will remain valid and will be read in harmony with this Plan to provide maximum protection to the Company. 10.5 Severability. In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect. 10.6 Tax Withholding. The Company or Employer may withhold from any benefits payable under this Plan all Federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling. 10.7 Beneficiaries. The Executive may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Plan. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time. 10.8 Payment Obligation Absolute. Except as provided in Section 3.5, the Company’s obligation to make the payments provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and, except as otherwise set forth in Section 3.2(e), the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan. 10.9 Contractual Rights to Benefits. This Plan establishes and vests in the Executives a contractual right to the benefits to which Executive is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder. 13

10.10 Modification. The Plan may be amended or terminated by the Board in any manner and at any time, provided that the termination of the Plan shall be subject to the provisions of Section 1.3. 10.11 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. 10.12 Controlling Law. This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania (without reference to principles or provisions governing conflicts of laws) to the extent not preempted or superseded by Federal laws of the United States. Any provision of this Plan that is determined by a court to be in conflict with any applicable Federal or State laws shall be deemed amended by this paragraph to conform to the minimum requirements of such laws, except to the extent they are preempted by ERISA. IN WITNESS WHEREOF, the Company has executed this Plan effective as of the Effective Date. TRIUMPH GROUP, INC. Name: Daniel J. Crowley Title: President and Chief Executive Officer 14

Exhibit A Benefits Summary This summary describes the payments and benefits offered to participants in the Triumph Group, Inc. Executive General Severance Plan (the “Plan”) upon a termination of employment without “Cause” or a resignation of employment for “Good Reason” (each term as defined in the Plan) and subject to each participant’s execution and non-revocation of a general release and waiver. This description is intended only as a summary and is qualified in its entirety by reference to the full text of the Plan. In the event of any conflict between this summary and the Plan, the Plan shall control. CEO Band 6 Executives Band 5 Executives Salary/Bonus Severance Base Salary 2.0x 1.0x 0.75x Target Bonus 2.0x 1.0x N/A Current Year Bonus Prorated @ target Prorated @ target Prorated @ target Equity Time-Based and Cash 18 months’ 12 months’ 6 months’ LTI accelerated vesting accelerated vesting accelerated vesting Performance-Based Prorated acceleration Prorated acceleration Prorated acceleration @ target @ target @ target Other Subsidized Benefits 18 months 12 months 6 months Outplacement 18 months 12 months 6 months 915605-NYCSR05A - MSW